                                                                   EXHIBIT 99.1


[PETROQUEST ENERGY, INC. LETTERHEAD APPEARS HERE]



NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:  Robert R. Brooksher, Vice President -
                                   Corporate Communications
                                  (337) 232-7028

                 PETROQUEST ENERGY ANNOUNCES PROVED OIL AND GAS
                        RESERVES AS OF DECEMBER 31, 2002

Lafayette, Louisiana - February 18, 2003 - PetroQuest Energy, Inc. (NASDAQ:
PQUE) announced today that it ended 2002 with proved reserves of 68.7 billion cubic feet equivalent (Bcfe) of natural gas.

The following sets forth an analysis of the Company's estimated quantities of net proved oil and gas reserves.

                                                                  Natural
                                                        Oil         Gas
                                                       M B Bls    M M cf
                                                       -------    -------

Proved reserves as of December 31, 2001                 6,213     44,944
   Revisions of previous estimates                     (1,204)    (8,955)
   Extensions, discoveries and other additions          1,438     19,453
   Sale of producing properties                          (260)   (10,540)
   Production                                            (929)    (7,765)
                                                       ------     ------
Proved reserves as of December 31, 2002                 5,258     37,137
                                                       ======     ======

At December 31, 2002, the Company's independent petroleum engineers estimated the net present value, excluding income taxes, of these reserves, using prices in effect as of year-end 2002 and discounted 10% at $166 million. This compares to $88.2 million at December 31, 2001 using prices in effect as of year-end 2001.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.